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                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                                   AMENDMENT NO. 1
                                          TO
                                       FORM T-3

             FOR APPLICATIONS FOR QUALIFICATION OF INDENTURES UNDER THE
                             TRUST INDENTURE ACT OF 1939


                                 BANC ONE CORPORATION
                                 (Name of Applicant)

                                100 East Broad Street
                                 Columbus, Ohio 43271
                      (Address of Principal Executive Offices)

             SECURITIES TO BE ISSUED UNDER THE INDENTURE TO BE QUALIFIED

            TITLE OF CLASS                                AMOUNT
 Subordinated Notes Due March 1, 2019                  $200,000,000


           Approximate Date of Proposed Public Offering:  February 18, 1998

                                  ------------------

                                 Steven Alan Bennett
                 Senior Vice President, General Counsel and Secretary
                                 BANC ONE CORPORATION
                                 Department OH1-0158
                                100 East Broad Street
                              Columbus, Ohio 43271-0158
                                    (614) 248-7590
              (Name, address, including zip code, and telephone number,
                      including area code, of agent for service)

                                  ------------------

                                   With Copies to:

     Kenneth L. Wagner, Esq.                 Kim L. Swanson, Esq.
     BANC ONE CORPORATION                    SQUIRE, SANDERS & DEMPSEY L.L.P.
     Department OH1-0158                     1300 Huntington Center
     100 East Broad Street                   41 S. High Street
     Columbus, Ohio 43271-0158               Columbus, Ohio 43215

     The Company hereby amends this application for qualification on such date or dates as may be necessary to delay its effectiveness until (i) the 20th day after the filing of a further amendment which specifically states that it shall supersede this amendment, or (ii) such date as the Securities and Exchange Commission, acting pursuant to Section 307(c) of the Act, may determine upon the written request of the Company.

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                   CONTENTS OF APPLICATION FOR QUALIFICATION

       This application for qualification comprises:

       (a) Pages numbered 1 to 3, consecutively;

       (b) The statement of eligibility and qualification of the Trustee under the Indenture to be qualified (on Form T-1);

       (c) The following exhibits, in addition to those filed as a part of the statement of eligibility and qualification of the trustee:

       (i) Exhibit T3A -- The Company's Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed July 14, 1997);

       (ii) Exhibit T3B -- The Company's Code of Regulations (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1991);

       (iii) Exhibit T3C -- Form of Indenture, dated as of March 3, 1997, by and between the Company and The Chase Manhattan Bank, as trustee (incorporated by reference to Exhibit 4.2 to the Registrant's Registration Statement on Form S-3 (File No. 333-22413);

       (iv)   Exhibit T3D -- Not applicable;

       (v) Exhibit T3E.1 -- Form of Offering Circular, dated as of February 18, 1998;*

       (vi) Exhibit T3E.2 -- Form of Letter of Transmittal, dated as of February 18, 1998;*

       (vii) Exhibit T3E.3 -- Form of Notice of Guaranteed Delivery, dated as of February 18, 1998;*

       (viii) Exhibit T3E.4 -- Form of Letter to DTC Participants;*

       (ix)   Exhibit T3E.5 -- Form of Letter to Beneficial Owners;*

       (x)    Exhibit T3E.6 -- Form of Notice of Offer;*

       (xi)   Exhibit T3E.7 -- Form of Press Release;*

       (xii)  Exhibit T3E.8 -- Form W-9 Guidelines;*

       (xiii) Exhibit T3E.9 -- Form of Supplement to Offering Circular, dated as of February 23, 1998;

       (xiv)  Exhibit T3F -- Cross-Reference Sheet;*

       (xv) Exhibit 99 -- Form T-1 Statement of Eligibility of The Chase Manhattan Bank under the Trust Indenture Act of 1939 with respect to the New Notes.*

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*Previously filed.

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                                      SIGNATURE

     Pursuant to the requirements of the Trust Indenture Act of 1939, as amended, the Company, Banc One Corporation, a corporation organized and existing under the laws of the State of Ohio, has duly caused this Amendment No. 1 to this application to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the City of Columbus, and State of Ohio, on the 23rd day of February, 1998.


     (SEAL)                        BANC ONE CORPORATION


                                   By:/s/  STEVEN R. BLUHM
                                      ---------------------------
                                      STEVEN R. BLUHM
                                      SENIOR VICE PRESIDENT


Attest:/s/ KENNETH L. WAGNER
       -----------------------
          KENNETH L. WAGNER

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